Exhibit 10.2

COLLATERALIZED ISSUANCE AND REIMBURSEMENT AGREEMENT

between

Bank of America, N.A.

and

The McClatchy Company

Dated as of October 21, 2014

COLLATERALIZED ISSUANCE AND REIMBURSEMENT AGREEMENT

This COLLATERALIZED ISSUANCE AND REIMBURSEMENT AGREEMENT, dated as of October 21, 2014 (as amended, restated, modified or otherwise supplemented from time to time, this “Agreement”), is made by and between THE MCCLATCHY COMPANY, a Delaware corporation (the “Company”), and Bank of AMERICA, N.A. (the “Bank”).

W I T N E S S E T H :

WHEREAS, the Company has requested the Bank to commit to issue letters of credit, each in form and substance satisfactory to the Bank, in an aggregate amount not to exceed the Commitment Amount (as defined herein);

WHEREAS, the Company has agreed, on the terms and conditions set forth herein, to secure its obligations under this Agreement with the Collateral and to reimburse the Bank for any amounts paid by the Bank pursuant to the Letters of Credit; and

NOW, THEREFORE, in consideration of the premises and of the covenants and undertakings herein expressed, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement:

“Account” has the meaning given such term in Section 2.8(a).

“Additional Yield Correction” has the meaning given such term in Section 6.12(d) hereof.

“Application” means the Bank’s standard application form for standby letters of credit, including all attachments, disclosures and agreements therein, or such other form of application as the Bank shall accept in relation to any one or more Letters of Credit.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in California or New York.

“Change” has the meaning given such term in Section 6.12(c) hereof.

“Closing Date” means the date on which all conditions precedent under Section 3.1 hereof have been met or waived by the Bank.

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“Code” means the U.S. Internal Revenue Code of 1986 and the regulations and published rulings promulgated thereunder.

“Collateral” has the meaning given such term in Section 2.8(b) hereof.

“Commitment” means the Bank’s obligation to issue Letters of Credit pursuant to Section 2.1.

“Commitment Amount” means thirty-five million Dollars ($35,000,000).

“Commitment Fee” has the meaning given such term in Section 2.3(b) hereof.

“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of December 18, 2012, by and among the Company, as borrower, the Bank, as administrative agent, swing lender, L/C issuer and lender, and the other lenders from time to time party thereto, as the same may be amended, restated, modified or otherwise supplemented from time to time.

“Drawing” means each demand for payment under the applicable Letter of Credit pursuant to the terms and conditions of this Agreement and the applicable Letter of Credit.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Dollar” or “$” means lawful currency of the United States of America.

“Eligible CDs” has the meaning given such term in Section 2.8(a) hereof.

“Event of Default” has the meaning given such term in Section 5.1 hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Bank or required to be withheld or deducted from a payment (or amount credited) to the Bank, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any state or other political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement), (b) in the event that payments are made under this Agreement to a jurisdiction outside the United States, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Bank with respect to an applicable interest in an Obligation pursuant to a law in effect on the Closing Date (or, with respect to any assignee, the date of assignment), and any similar Tax imposed by any other jurisdiction in which the Bank is located (c) Taxes attributable to failure to provide any customary tax documents that would reduce or eliminate Taxes described in clause (b) , and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

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“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Letter of Credit” means a standby letter of credit issued by the Bank in accordance with this Agreement or any other letter of credit designated by the Company and the Bank as constituting a “Letter of Credit” for purposes of this Agreement.

“Letter of Credit Fee” has the meaning given such term in Section 2.3(a) hereof.

“Maturity Date” means December 18, 2019.

“Obligation” means the Letter of Credit Fees, the Reimbursement Obligations and all other obligations of the Company to the Bank arising under or in relation to this Agreement or any Letter of Credit.

“Potential Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Prime Rate” means the annual rate of interest announced by the Bank as its “Prime Lending Rate,” as such rate may be adjusted by the Bank from time to time. The “Prime Rate” shall not necessarily be equivalent to, or dependent upon, the lowest or best interest rate that the Bank offers.

“Quarterly Payment Date” means the last Business Day of March, June, September and December of each year, commencing with the first such date to occur following the Closing Date.

“Reimbursement Obligation” has the meaning given such term in Section 2.2 hereof.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Company.

“Risk-Based Capital Guidelines” has the meaning given such term in Section 6.12(c) hereof.

“Scheduled Expiration Date” means, in the case of any Letter of Credit, the stated expiry date thereof or such later date to which the stated expiry date may be extended from time to time pursuant to Section 2.7 hereof.

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“Stated Amount” means, on any date and relative to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.

“Taxes” means any present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto.

ARTICLE II

LETTERS OF CREDIT

Section 2.1 Issuance of the Letters of Credit.

(a) General. Subject to the terms of this Agreement, the Bank agrees that it will issue one or more Letters of Credit (or amend, renew or extend an existing Letter of Credit) from time to time on any Business Day after the Closing Date, but at least one (1) Business Day before the Maturity Date, for the account of the Company, in the Stated Amount requested by the Company, in Dollars. Each request by the Company for the issuance of a Letter of Credit shall be accompanied by a duly completed Application, which shall form part of and be incorporated into this Agreement upon its execution and delivery to the Bank. In its discretion, the Bank may require the Company to deliver a new or revised Application in connection with any amendment, renewal or extension of a Letter of Credit.

(b) Expiration Date. Each Letter of Credit has a Scheduled Expiration Date no later than one (1) year from the date of its issuance. Any Letter of Credit issued hereunder with an expiration date of less than or equal to one (1) year may include auto-renewal provisions for extensions of the maturity date of such Letter of Credit for up to an additional twelve months beyond its Scheduled Expiration Date; provided that no Letter of Credit shall have a Scheduled Maturity Date (after giving effect to all auto-renewals) that is after the Maturity Date.

(c) Amount. A Letter of Credit may be issued, amended, renewed or extended only if upon the issuance, amendment, renewal or extension of such Letter of Credit the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit plus (ii) all unpaid Reimbursement Obligations under any Letters of Credit that has been drawn, does not exceed the Commitment Amount.

(d) Cash Collateralization. Before the issuance of any Letter of Credit pursuant to this Section 2.1, the Company shall deliver Collateral to the Bank as more particularly described in Section 2.8 hereof.

(e) Treatment of Auto-Renewals. The renewal of any Letter of Credit under the auto-renewal provisions, if any, of such Letter of Credit, shall be deemed to be a “renewal” of the Letter of Credit for all purposes under this Agreement. At any time before sixty (60) days before the then Scheduled Expiration Date of any Letter of Credit containing auto-renewal provisions, the Company may give written notice to the Bank requesting that such Scheduled Expiration Date be extended. Within thirty (30) days from receipt of such notice, the Bank shall inform the Company whether or not the Scheduled Expiration Date will be extended. If the Bank rejects such notice or it fails to respond in a timely manner, such Letter of Credit shall expire on the then Scheduled Expiration Date. If the Bank approves such request in writing, the Scheduled Expiration Date shall automatically extend to the date 364 days (or such agreed shorter period) following the then Scheduled Expiration Date (but in no event beyond the Maturity Date), and thereafter all references in this Agreement to the Scheduled Expiration Date shall be deemed to be references to the Scheduled Expiration Date as so extended. Any date to which the Scheduled Expiration Date has been extended in accordance with this Section 2.1(e) may be extended in like manner; provided that no Letter of Credit shall have a Scheduled Maturity Date (after giving effect to all auto-renewals) that is after the Maturity Date.

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Section 2.2 Reimbursement of Drawings under the Letters of Credit.

Each Drawing made under each Letter of Credit shall constitute an extension of credit by the Bank to the Company. The Company promises to reimburse the Bank (the “Reimbursement Obligation”) for the amount of each Drawing immediately upon notice from the Bank to the Company that the Bank has honored such Drawing, and agrees that the Bank may immediately and without prior notice to the Company, set off against the Collateral an amount sufficient to repay such Reimbursement Obligation, and all interest and accrual fees thereon, in full. The Company shall pay to the Bank such interest as is specified in the Application, or if no provision for payment of interest is set forth therein, at the Prime Rate plus 3% per annum on the unpaid principal amount of each Reimbursement Obligation from the date such Drawing is paid or disbursed by the Bank until the date that the related Reimbursement Obligation is repaid as provided herein, payable on the date such Reimbursement Obligation is repaid. Any amounts not paid when due hereunder shall continue to be payable, whether or not demand therefor shall have been made.

Section 2.3 Fees.

(a) Letter of Credit Fee. The Company agrees to pay to the Bank a letter of credit fee (the “Letter of Credit Fee”) on the Stated Amount of each Letter of Credit upon its issuance or renewal, in an amount equal to 1% of the Stated Amount thereof. If any Letter of Credit contains an auto-renewal feature, the Letter of Credit Fee shall be due and payable concurrently with the renewal of the related Letter of Credit in accordance with Section 2.1(e).

(b) Commitment Fee. The Company agrees to pay to the Bank a commitment fee (the “Commitment Fee”) at a rate equal to 0.50% per annum on the daily unused portion of the Commitment Amount, such Commitment Fee being accruing and being payable only for each day that the aggregate Stated Amount of all outstanding Letters of Credit is less than half of the Commitment Amount. The Commitment Fees shall start to accrue on the day that the aggregate Stated Amount of all Letters of Credit is less than half of the Commitment Amount, and shall be due and payable in arrears on (i) the date on which the aggregate Stated Amount of all Letters of Credit is equal to or greater than half of the Commitment Amount, (ii) if earlier than the date in clause (i), each Quarterly Payment Date, and (iii) on the Maturity Date.

(c) Other Amounts. In addition to the Letter of Credit Fee, the Company agrees to pay to the Bank upon demand the Bank’s reasonable and customary charges from time to time with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, each Letter of Credit. Any amount of fees or charges payable by the Company to the Bank that is not paid when due shall bear interest, from the date such amount of fees or charges was due until the date of payment in full, as is specified in the Application, or if no provision for payment of interest is set forth therein, at the Prime Rate plus 3% per annum, payable upon demand and on the date of payment in full of such amount.

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Section 2.4 Method of Payment; etc.

Except as provided below and in Section 2.2 hereof, all payments to be made by the Company under this Agreement shall be made by debiting of the account of the Company to be opened with the Bank pursuant to this Agreement, or such other account as the Bank and the Company may agree to designate from time to time. If the account referred to above has insufficient funds or is otherwise not debited for the amount payable, the Company shall pay or cause to be paid the full amount due and owing to the Bank on the due date by delivering to the Bank a Federal Reserve Bank wire transfer confirmation number evidencing the wire transfer of such amount to the Bank by 12 noon Pacific time on such date. If such amount is so paid after 12 noon Pacific time on such date, such amount shall not be considered paid on such date, but shall be considered paid on the next day the Bank is open for business and interest shall accrue thereon until such next day, payable on demand, at the rate specified in Section 2.2 hereof.

Section 2.5 Computation of Interest.

All computations of interest payable by the Company under this Agreement shall be made on the basis of a three hundred sixty-five (365) day year and actual days elapsed. Interest shall accrue during each period during which interest is computed from and including the first day thereof to but excluding the last day thereof.

Section 2.6 Payment Due on Non-Business Day to be Made on Next Business Day.

If any sum becomes payable pursuant to this Agreement on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day, and such extended time shall be included in the computation of interest and fees.

Section 2.7 Operative Documents.

If there is any discrepancy between the versions of any certificate submitted to the Bank in connection with a Drawing by facsimile or email and the original subsequently sent to the Bank, it is agreed that the sole operative document which shall control for all purposes shall be the version submitted to the Bank by facsimile or email.

Section 2.8 Collateralization.

(a) The Account, Initial Collateralization. The Company will deliver to an account nominated by the Bank (the “Account”), and thereafter maintain at all times, an aggregate cash amount equal to 101% of the aggregate undrawn Stated Amount of the Letters of Credit outstanding at any time. At the Company’s option, the foregoing cash requirement may be satisfied in whole or in part by delivery to the Bank, for credit to the Account, of one or more certificates of deposit issued by the Bank (“Eligible CDs”). Eligible CDs will be valued at 100% of the face amount thereof. The Account shall not bear interest, but the interest that accrues on the Eligible CDs will be paid by the Bank to the Company in accordance with their terms; provided that nothing in the foregoing shall limit the Bank’s right to set off against such interest amounts any Obligations that are then due and owing and unpaid. If at any time the aggregate value of cash and Eligible CDs credited to the Account shall fall below 101% of the aggregate undrawn Stated Amount of the Letters of Credit outstanding, then upon demand by the Bank the Company shall deposit into the Account a cash amount or Eligible CDs, or a combination thereof, with a value not less than such shortfall.

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(b) Pledge of Collateral. The Company hereby pledges to the Bank, and grants to the Bank a security interest in, and express right of setoff against, all of the right, title and interest of the Company in, to and under the following property, whether now owned or existing or hereafter from time to time acquired or coming into existence (collectively, the “Collateral”): (i) the Account, all funds held therein or credited thereto, all rights to renew or withdraw the same, and all certificates and instruments, if any, from time to time representing or evidencing the Account; (ii) all Eligible CDs held in the Account and all instruments, financial assets or investment property evidencing or arising out of investment of any funds or Eligible CDs held in or credited to the Account pursuant to this Agreement; (iii) any interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Collateral; and (iv) all proceeds of any and all of the Collateral.

(c) Further Assurances. The Company shall deliver to the Bank all documents and instruments evidencing the Eligible CDs, and shall execute, deliver and file such financing statements and other documents as the Bank may request from time to time with respect to such Collateral, and the Company expressly grants to the Bank the right, in the Bank’s sole discretion, to file financing statements naming the Company as debtor and the Bank as secured party and describing the Collateral deposited hereunder, all at the Company’s expense.

(d) Holding of Collateral. The Collateral shall be held by the Bank as collateral for the payment and performance of the obligations of the Company under the Letters of Credit (including the related Applications) and this Agreement. Subject to the terms of this Agreement, property held in or credited to the Account may be (i) applied by the Bank against Drawings made under the Letters of Credit, payment of Reimbursement Obligations or any other due and unpaid Obligations of the Company hereunder, and (ii) to the extent not so applied, held for the satisfaction or reimbursement of any demand under the Letters of Credit, until such time as the Bank agrees to release its security interest in the Collateral in its sole discretion. The Bank hereby agrees to release its security interest in the Collateral upon the expiration of a Letter of Credit, in an amount equal to the Stated Amount of such Letter of Credit, and the Bank shall thereupon return the Collateral securing such Letter of Credit to the Company, but only to the extent there is no outstanding Drawing or other demand under or in connection with or however purporting to be under or in connection with such Letter of Credit. The Company may withdraw any amount from the Account at any time and from time to time; provided that in no event, including after giving effect to any such withdrawal by the Company, shall the aggregate amount of the Collateral be less than 101% of the aggregate undrawn Stated Amount of the Letters of Credit outstanding at any time.

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ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing Date.

As conditions precedent to the effectiveness of this Agreement and the obligation of the Bank to issue the initial Letters of Credit pursuant to the terms hereto,

(a) The Company shall provide to the Bank on or before the Closing Date, in form and substance satisfactory to the Bank and its special counsel, Mayer Brown LLP:

(i) this Agreement duly executed and delivered by the Company;

(ii) a certificate signed by a duly authorized officer of the Company, dated the Closing Date and certifying that on the Closing Date,

(A) the representations and warranties contained in Article IV of this Agreement are correct on and as of the Closing Date as though made on such date;

(B) no Event of Default or Potential Default has occurred and is continuing, or would result from the issuance of any Letter of Credit on the date hereof or the execution and delivery of this Agreement; and

(C) no event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its subsidiaries, taken as a whole, since June 29, 2014;

(iii) copies of the resolutions of the Company authorizing the transactions contemplated by this Agreement and certified by the Secretary of the Company;

(iv) a certificate of the Secretary of the Company certifying the names and true signatures of the officer(s) of the Company authorized to sign this Agreement;

(v) copies of the certificate of incorporation and bylaws of the Company, certified by a duly authorized officer of the Company as being a true, complete and accurate copy thereof;

(vi) a certificate of good standing of the Company certified by the Secretary of State of Delaware, as of a date reasonably close to the Closing Date;

(vii) a written opinion of external counsel to the Company, dated the Closing Date, as to such matters as the Bank may reasonably request; and

(viii) such other documents, certificates and opinions as the Bank or its special counsel may reasonably request;

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(b) all filings or recordings necessary or reasonably requested by the Bank (including financing statements and precautionary financing statements), to perfect the rights, titles and interests of the Bank intended to be created by Section 2.8 hereof shall have been made in the appropriate places or offices; and

(c) all legal requirements provided herein incident to the execution, delivery, and performance of this Agreement and the transactions contemplated hereby and thereby, shall be reasonably satisfactory to the Bank and its special counsel.

Section 3.2 Conditions Precedent to Issuance of Letters of Credit After the Closing Date.

As conditions precedent to the obligation of the Bank to issue Letters of Credit after the Closing Date,

(a) the representations and warranties contained in Article IV of this Agreement shall be correct on and as of the date of any issuance of any Letter of Credit as though made on such date; and

(b) no Event of Default or Potential Default shall have then occurred or be continuing, or would result from the issuance of any Letter of Credit.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Company Representations.

In order to induce the Bank to enter into this Agreement, the Company represents and warrants as of the Closing Date and as of the date of issuance of any Letter of Credit and each extension of the Scheduled Expiration Date as follows:

(a) Organization; Powers; Compliance. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority (i) to own its properties and to carry on its operations as now conducted, and (ii) to execute, deliver and perform its obligations under this Agreement. The Company has complied in all material respects with all provisions of applicable law in all matters related to such actions of the Company as are contemplated by this Agreement.

(b) Authorization; Absence of Conflicts. The execution, delivery and performance by the Company of this Agreement (i) has been duly authorized by all necessary corporate action on the part of the Company, (ii) does not and will not conflict with, or result in a violation of, any provision of any applicable law or any order, writ, rule or regulation of any court or governmental agency, authority or instrumentality binding upon or applicable to the Company and (iii) does not and will not conflict with in any material respect, result in a violation of, or constitute a default under, any order, resolution, agreement or instrument to which the Company is a party or by which the Company or any of its property is bound.

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(c) Binding Obligation. This Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent, if any, that the enforceability thereof may be limited by (i) any applicable bankruptcy, insolvency or other similar law or enactment now or hereafter enacted affecting the enforcement of creditors’ rights, (ii) the fact that specific performance and other equitable remedies are granted only in the discretion of a court, and (iii) indemnification provisions may or may not be enforced by courts in their discretion on public policy grounds.

(d) Governmental Consent or Approval. No consent, approval, permit, authorization or order of, or registration or filing with, any court or governmental agency, authority or other instrumentality not already obtained, given or made is required on the part of the Company for the execution, delivery and performance by the Company of this Agreement.

(e) No Default. No Potential Default or Event of Default has occurred and is continuing or would result from the obligations incurred by the Company hereunder.

ARTICLE V

DEFAULTS

Section 5.1 Events of Default.

If any of the following events shall occur and be continuing, each such event shall be an “Event of Default”:

(a) The Company shall fail to pay (A) any Reimbursement Obligation when and as the same is due, or (B) any Letter of Credit Fee, any Commitment Fee or any other Obligation (other than a Reimbursement Obligation) when and as due, and in the case of (B) such default continues for a period of five (5) Business Days after the same becomes due;

(b) At any time, the aggregate value of cash and Eligible CDs credited to the Account shall fall below 101% of the aggregate undrawn Stated Amount of the Letters of Credit outstanding, and the Company shall fail to cure such deficit within one (1) Business Days of notice requiring it to do so;

(c) Any representation or warranty or certification made or deemed made by or on behalf of the Company herein, in any Application, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(d) An “Event of Default” (under and as defined in the Credit Agreement) shall have occurred and be continuing, after giving effect to any applicable cure or grace period and any notice requirements;

(e) The Company shall default in the due observance or performance by it of any other term, covenant or agreement to be performed by it set forth in this Agreement and such default has not been remedied within thirty (30) days after the earlier of (i) knowledge by a Responsible Officer of the Company of such failure or (ii) written notice thereof from the Bank to the Company;

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(f) The Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Company and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Company or to all or any material part of their property is instituted without the consent of the Company and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or the Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any the Company and is not released, vacated or fully bonded within 30 days after its issue or levy; or;

(g) This Agreement or any Application, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Company or any other person contests in any manner the validity or enforceability hereof or thereof; or the Company denies that it has any or further liability or obligation hereunder or thereunder, or purports to revoke, terminate or rescind this Agreement or any Application.

Section 5.2 Remedies.

If any Event of Default shall have occurred and be continuing, the Bank may exercise any one or more of the following rights and remedies:

(a) The obligation of the Bank to issue any Letter of Credit, if any such Letter of Credit has not yet been issued, shall terminate;

(b) The Bank may, by notice to the Company, declare all Obligations to be, and such amounts shall thereupon become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company, provided that upon the occurrence of an Event of Default under Section 5.1(f) hereof such acceleration shall automatically occur (unless such automatic acceleration is waived by the Bank in writing);

(c) The Bank may pursue any rights or remedies it may have under this Agreement; and

(d) The Bank may pursue any other action or remedy available at law or in equity.

Section 5.3 Rights Not Exclusive.

The rights and remedies provided for in Section 5.2 hereof are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity.

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ARTICLE VI

MISCELLANEOUS

Section 6.1 Payment of Expenses.

The Company hereby agrees:

(a) to pay or reimburse the Bank for all its reasonable attorneys’ fees and reasonable out-of-pocket costs and expenses incurred in connection with the negotiation, preparation, review and execution of this Agreement, each Letter of Credit and any other document prepared in connection therewith and the consummation of the transactions contemplated thereby (including, without limitation, the reasonable fees and disbursements of Mayer Brown LLP, special counsel to the Bank) and for any reasonable attorneys’ fees and other expenses incurred in connection with the negotiation, preparation, review and execution of any amendment, supplement or modification to any Letter of Credit, this Agreement or any other document prepared in connection therewith and the consummation of the transactions contemplated thereby; and

(b) to pay or reimburse the Bank for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under any Letter of Credit, this Agreement and any other document prepared in accordance herewith or therewith or any refinancing or restructuring of this Agreement or such other documents in the nature of a “work-out,” including reasonable fees and disbursements of counsel to the Bank.

Section 6.2 Indemnity and Costs.

(a) The Company agrees to indemnify and hold the Bank, each affiliate of the Bank, the directors, officers, agents and employees of the Bank and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnified Party”) harmless from and against, and to pay on demand, any and all claims, damages, losses, liabilities, costs and expenses whatsoever which any Indemnified Party may incur or suffer by reason of or in connection with the execution and delivery of this Agreement or any Letter of Credit, or in connection with any payment under any Letter of Credit, including, without limitation, the reasonable fees and expenses of counsel for the Indemnified Party with respect thereto and all reasonable fees and expenses, if any, in connection with the enforcement or defense of the rights of the Indemnified Party in connection with this Agreement or any Letter of Credit or the collection of any monies due under this Agreement or such other documents; except, only if, and to the extent that any such claim, damage, loss, liability, cost or expense shall be caused by the willful misconduct, bad faith or gross negligence of such Indemnified Party or of the Bank in performing its obligations under this Agreement or in making payment against a Drawing presented under any Letter of Credit which does not comply with the terms thereof (it being understood that in making such payment the Bank’s exclusive reliance on the documents presented to the Bank in accordance with the terms of the applicable Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect or any statement therein proves to be untrue or inaccurate in any respect whatsoever shall not be deemed willful misconduct or gross negligence of the Bank). The Company, upon demand by any Indemnified Party at any time, shall defend (as described below) or shall reimburse such Indemnified Party for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing. Promptly after receipt by any Indemnified Party of notice of the starting, or threatened starting, of any action subject to the indemnities contained in this Section 6.2, the Bank shall promptly notify the Company thereof; provided, however, that the failure of the Bank so to notify the Company will not affect the obligation of the Company to indemnify such Indemnified Party with respect to such action or any other action pursuant to this Section 6.2. The obligations of the Company under this Section 6.2 shall survive payment of any funds due under this Agreement or the expiration of the Letters of Credit.

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(b) The Bank shall not in any way be responsible for the form, correctness, genuineness, authority of any person signing, falsification or legal effect of any documents called for under any Letter of Credit if such documents on their face appear to be in order.

Section 6.3 Obligations Absolute.

The obligations of the Company under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from all or any of this Agreement or the Letters of Credit;

(iii) the existence of any claim, set-off, defense or other rights which the Company may have at any time against the Bank or any other person or entity, whether in connection with this Agreement, any Letter of Credit or any unrelated transaction;

(iv) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid or any statement therein being untrue or inaccurate in any respect whatsoever;

(v) payment by the Bank under any Letter of Credit against presentation of a certificate which does not comply with the terms of such Letter of Credit, provided such payment does not arise from the Banks gross negligence or willful misconduct in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit; and

(vi) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

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Section 6.4 Liability of the Bank.

The Company assumes all risks of the acts or omissions of any transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Indemnified Party shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any transferee in connection therewith; (b) the validity or genuineness of documents tendered to or relied upon by the Bank, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit; provided, however, that the Company has a claim against the Bank, and the Bank shall be liable to the Company, to the extent of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by (i) the Bank’s bad faith, willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of such Letter of Credit (it being understood by the parties hereto that in making payment under such Letter of Credit the Bank’s exclusive reliance on the documents presented to the Bank in accordance with the terms of such Letter of Credit as to any and all matters set forth therein, whether or not any statement or any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid or any statement therein proves to be untrue or inaccurate in any respect whatsoever, shall not be deemed bad faith, willful misconduct or gross negligence of the Bank) or (ii) the Bank’s failure to make lawful payment under any Letter of Credit after the presentation to the Bank by the Company of a certificate strictly complying with the terms and conditions of such Letter of Credit. The Bank is hereby expressly authorized and directed to honor any demand for payment which is made under any Letter of Credit without regard to, and without any duty on its part to inquire into the existence of, any disputes or controversies among the Issuer, the Company or any other person or the respective rights, duties or liabilities of any of them, or whether any facts or occurrences represented in any of the documents presented under such Letter of Credit are true and correct.

Section 6.5 Successors; Participants.

Whenever in this Agreement the Bank is referred to, such reference shall be deemed to include any successors of the Bank and all covenants, promises and agreements by or on behalf of the Company which are contained in this Agreement shall inure to the benefit of any successors of the Bank. The rights and duties of the Company, however, may not be assigned or transferred, except with the prior written consent of the Bank. The Bank may assign its interest hereunder and under any Letter of Credit upon prior written consent of the Company, which consent shall not be (i) unreasonably withheld or delayed or (ii) required upon the occurrence and continuance of an Event of Default. The Bank may grant participations in the Obligations arising under this Agreement, and in portions of its obligations under any Letter of Credit, and such participants shall be entitled to the benefits of this Agreement (including without limitation Section 6.12 hereof) to the same extent as if they were a direct party hereto and named specifically herein wherever the Bank is named; provided, that in no event shall any participant (x) be entitled to any greater payment under Section 6.12 than the Bank would have been entitled to receive with respect to the participation granted to such participant, unless such grant was made with the Company’s prior written consent, or (y) have any right to approve any amendment or waiver of any provision of this Agreement or any Letter of Credit, or any consent to any departure by the Company or any other person therefrom, except to the extent that such amendment, waiver or consent would reduce any portion of the Obligations.

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Section 6.6 Modification of this Agreement.

No amendment, modification or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Bank and the Company, and no amendment, modification or waiver of any provision of any Letter of Credit shall in any event be effective unless the same shall be in writing and signed by the Bank. Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstances.

Section 6.7 Waiver of Rights by the Bank.

No course of dealing or failure or delay on the part of the Bank in exercising any right, power or privilege hereunder or under any Letter of Credit shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right or privilege. The rights of the Bank under each Letter of Credit and under this Agreement are cumulative and not exclusive of any rights or remedies which the Bank would otherwise have.

Section 6.8 Severability.

In case any one or more of the provisions contained in this Agreement or in any document, instrument or agreement required hereunder should be declared invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 6.9 Governing Law.

(A) PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS EXCEPT SAID SECTION 5-1401) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO THE BANK.

(B) THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH LETTER OF CREDIT OR THE ACTIONS OR FAILURES TO ACT OF THE BANK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

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(C) THE PARTIES AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND/OR ANY LETTER OF CREDIT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK (UNLESS JURISDICTION IN SUCH FEDERAL COURTS CANNOT BE OBTAINED, IN WHICH CASE THE SAME SHALL BE RESOLVED ONLY BY STATE COURTS LOCATED IN NEW YORK, NEW YORK), BUT THE COMPANY AND THE BANK ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. THE COMPANY AND THE BANK WAIVE IN ALL DISPUTES ANY OBJECTION THAT EITHER MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(D) THE COMPANY AGREES THAT THE BANK HAS THE RIGHT TO PROCEED AGAINST THE COMPANY OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE THE BANK TO REALIZE ON SUCH PROPERTY, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. THE COMPANY WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE BANK HAS STARTED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

Section 6.10 Notices.

Except as otherwise specified herein regarding telephonic notice, all notices hereunder shall be given by United States certified or registered mail, by facsimile or overnight delivery services or by telecommunication device capable of creating written record of such notice and its receipt. Notices hereunder shall be effective when received and shall be addressed:

To the Bank as follows:

For delivery of Applications and Letters of Credit:

Bank of America, N.A.
Trade Operations – Los Angeles #226521
1000 West Temple Street, Suite Level 7
Mail Code: CA9-705-07-05
Los Angeles, CA 90017-1466
Attn: Tai Lu

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Telephone: 213-457-8841
Facsimile: 213-481-7840

For all other matters:

Bank of America Merrill Lynch
555 Capitol Mall, Suite 150
Sacramento, California 95814
Attn:      Robert L. Munn, Jr.
Telephone:     916-326-3125
Facsimile:       916-326-3177

To the Company as follows:

The McClatchy Company
2100 Q Street
Sacramento, CA 95816
Attn:       Elaine Lintecum
Telephone:     916-321-1846
Facsimile:       916-321-1869

Either party may change its address for purposes hereof by notice in writing as aforesaid to the other parties.

Section 6.11 Survival of Representations and Obligations.

This Agreement shall be in full force and effect from its date to and including such date as all Obligations shall have been fully paid; provided, that the covenants and Obligations of the Company pursuant to Sections 6.1, 6.2, and 6.12 hereof shall survive the payment of the Obligations and termination of this Agreement.

Section 6.12 Taxes, Additional Yield Corrections.

(a) The Company intends that the Bank shall receive all amounts due hereunder when due, free and clear of and without liability or deduction for or by reason of any Taxes (other than Excluded Taxes of the Bank) (collectively, “Indemnified Taxes”), which Indemnified Taxes shall be borne by the Company. The Company shall pay to the Bank not later than 30 days after demand by the Bank the amounts necessary such that, on an after tax basis to the Bank (taking into account any Indemnified Taxes paid by the Bank on such amounts) the net amount received and retained by the Bank is not less than the amount payable under this Agreement had such Indemnified Taxes not been imposed. If notwithstanding the foregoing the Bank pays any such Indemnified Taxes for such period, the Bank will furnish to the Company official tax receipts or other evidence of payment of all such Indemnified Taxes and the Company will so reimburse the Bank for the amount of such Indemnified Taxes not later than 30 days after being notified by the Bank to do so. If the Bank determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, the Bank shall pay to the Company an amount equal to such refund, net of all out-of-pocket expenses incurred by the Bank, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund), provided that the Company agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Bank in the event the Bank is required to repay such refund to such taxing authority. This clause shall not be construed to require the Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other person.

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(b) If the Code, or any other law, rule, regulation or governmental interpretation thereof affecting the Bank (other than as provided for in clause (c) below), whether or not having the force of law, or compliance of the Bank with such:

(i) subjects the Bank to any tax (other than any Excluded Taxes of the Bank), duty, charge or withholding on or from payments due hereunder or changes the basis of taxation (other than by a change in taxation with respect to Excluded Taxes of the Bank) of payments due hereunder to the Bank, or

(ii) imposes any other condition or circumstance, including any reserve or special deposit requirement, the result of which increases the cost to the Bank of purchasing, funding, carrying or maintaining any Letter of Credit or any amounts used to fund a liability of the Bank under any Letter of Credit or arising in connection therewith or herewith, or reduces any amount receivable by the Bank hereunder or requires the Bank to make any payment calculated by reference to the same (other than any Excluding Taxes of the Bank) or reduces interest received by it by an amount deemed material by the Bank, then, within 30 days of demand by the Bank, the Company shall pay to the Bank an amount which will equal, on an after tax basis to the Bank (taking into account any Indemnified Taxes payable by the Bank on such amount) (x) that portion of such increased cost incurred or (y) the amount of reduction in an amount received.

(c) If the Bank determines the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank is increased as a result of a Change, then, within 15 days of demand by the Bank, the Company shall pay the Bank the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Bank determines is attributable to this Agreement, the Obligations, any Letter of Credit or its commitment to make credit extensions hereunder (after taking into account the Bank’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted before the date of this Agreement.

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(d) The term “Additional Yield Correction” shall mean any amount owing under this Section 6.12. Upon the request of the Company the Bank shall deliver to the Company details of the calculation of the Additional Yield Corrections owing under this Section 6.12 which calculation shall constitute prima facie evidence of the same binding on the Company in the absence of manifest error. The effect of any increased cost incurred by the Bank described in this Section 6.12 or reduction in an amount received by the Bank which is imposed on the Bank described in this Section 6.12, generally, may be allocated to the Company on any reasonable basis.

Section 6.13 Headings.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

Section 6.14 Intercreditor Agreement Matters.

(a) This Agreement is subject to the provisions of the Intercreditor Agreement dated as of December 18, 2012 (as amended, restated, supplemented or otherwise modified from time to time), among The McClatchy Company, the other grantors party thereto, Bank of America, N.A., as credit agreement collateral agent, and The Bank of New York Mellon Trust Company, N.A., as notes collateral agent, and each additional collateral agent from time to time party thereto (the “Intercreditor Agreement”).

(b) For purposes of the Intercreditor Agreement, the Bank hereby appoints itself as collateral agent with respect to the Collateral provided under this Agreement and the exercise of any rights and remedies in respect thereof.

(c) The Company and the Bank acknowledge and agree that this Agreement and the Letters of Credit are intended by them to be Priority Payment Lien Obligations as defined in and for the purposes of the Intercreditor Agreement.

(d) The Bank is authorized as Additional Collateral Agent (as defined in the Intercreditor Agreement) to become a party to the Intercreditor Agreement by executing and delivering a Collateral Agent Joinder Agreement (as defined in the Intercreditor Agreement) and upon such execution and delivery, the Obligations and the holders thereof shall become subject to and bound by the provisions of the Intercreditor Agreement.

Section 6.15 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but both or all of which, when taken together, shall constitute but one instrument, and shall become effective when copies hereof which, when taken together, bear the signatures of each of the parties hereto shall be delivered to the Company and the Bank.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE McCLATCHY COMPANY

By:	/s/ R. Elaine Lintecum
Name:	R. Elaine Lintecum
Title:	Vice President, Finance, Chief Financial Officer and Treasurer

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BANK OF AMERICA, N.A.

By:	/s/ Robert Munn, Jr.
Print Name:	Robert Munn, Jr.
Title:	Senior Vice President

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